                                                                     EXHIBIT 4.3

THIS DEBENTURE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF SUCH REGISTRATION OR RECEIPT BY THE MAKER OF AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE REASONABLY ACCEPTABLE TO THE MAKER) IN THE FORM, SUBSTANCE AND SCOPE REASONABLY SATISFACTORY TO THE MAKER THAT THIS DEBENTURE MAY BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF, UNDER AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND SUCH STATE SECURITIES LAWS.

                              STARBASE CORPORATION

                              Convertible Debenture
                              due November 20, 2004

No. CD-___                                                           $__________
Dated:  November 21, 2001


        For value received, STARBASE CORPORATION, a Delaware corporation (the "Maker"), hereby promises to pay to the order of ________________ (together with its successors, representatives, and permitted assigns, the "Holder"), in accordance with the terms hereinafter provided, the principal amount of _________________________________ Dollars ($__________), together with interest thereon. Concurrently with the issuance of this Debenture, the Company is issuing separate debentures (the "Other Debentures") to separate investors (the "Other Holders") pursuant to the Purchase Agreement (as defined in Section 1.1 hereof).

        All payments under or pursuant to this Debenture shall be made in United States Dollars in immediately available funds to the Holder at the address of the Holder first set forth above or at such other place as the Holder may designate from time to time in writing to the Maker or by wire transfer of funds to the Holder's account, instructions for which are attached hereto as Exhibit
A. The outstanding principal balance of this Debenture shall be due and payable on November 20, 2004 (the "Maturity Date") or at such earlier time as provided herein. This Debenture may not be redeemed or prepaid by the Maker; except, pursuant to Sections 3.9 and 3.10 hereof.

                                    ARTICLE I

        Section 1.1 Purchase Agreement. This Debenture has been executed and delivered pursuant to the Convertible Debenture and Warrant Purchase Agreement, dated as of November 20, 2001 (the "Purchase Agreement"), by and among the Maker and the purchasers listed therein

(the "Purchasers"). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

        Section 1.2 Interest. Beginning on the date hereof, the outstanding principal balance of this Debenture shall bear interest, in arrears, at a rate per annum equal to seven percent (7%), payable quarterly unless earlier converted, redeemed or prepaid as provided herein. Interest shall be computed on the basis of a 360-day year of twelve (12) 30-day months and shall accrue commencing on the issuance date of this Debenture (the "Issuance Date"). The interest shall be payable, at the option of the Maker, in cash or shares of the Maker's common stock, par value $.01 per share (the "Common Stock"). The number of shares of Common Stock to be issued as payment of accrued and unpaid interest shall be determined by dividing the total amount of accrued and unpaid interest to be converted into Common Stock by the Conversion Price (as defined in Section 3.4(a) hereof) then in effect. Furthermore, upon the occurrence of an Event of Default (as defined in Section 2.1 hereof), then to the extent permitted by law, the Maker will pay interest to the Holder, payable on demand, on the outstanding principal balance of the Debenture from the date of the Event of Default until payment in full at the rate of nine (9%) per annum.

        Section 1.3 Payment on Non-Business Days. Whenever any payment to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment may be due on the next succeeding business day and such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

        Section 1.4 Transfer. This Debenture may be transferred or sold, subject to the provisions of Section 4.5 of this Debenture, or pledged, hypothecated or otherwise granted as security by the Holder.

        Section 1.5 Replacement. Upon receipt of a duly executed, notarized and unsecured written affidavit from the Holder with respect to the loss, theft or destruction of this Debenture (or any replacement hereof), and without requiring an indemnity bond or other security, or, in the case of a mutilation of this Debenture, upon surrender and cancellation of such Debenture, the Maker shall issue a new Debenture, of like tenor and amount, in lieu of such lost, stolen, destroyed or mutilated Debenture.

                                   ARTICLE II

                           EVENTS OF DEFAULT; REMEDIES

        Section 2.1 Events of Default. The occurrence of any of the following events shall be an "Event of Default" under this Debenture:

        (a) the Maker shall fail to make the payment of any amount of principal outstanding on the date such payment is due hereunder; or

        (b) the Maker shall fail to make any payment of interest for a period of five (5) days after the date such interest is due; or

        (c) the failure of the Registration Statement (as defined in the Registration Rights Agreement) to be declared effective by the Securities and Exchange Commission ("SEC") on or prior to the date which is ninety (90) days after the Filing Date (as defined in the Registration Rights Agreement); or

        (d) the Maker's notice to the Holder, including by way of public announcement, at any time, of its inability to comply or its intention not to comply with proper requests for conversion of this Debenture into shares of Common Stock; or

        (e) the Maker shall fail to (i) timely deliver the shares of Common Stock upon conversion of the Debenture or any interest accrued and unpaid, (ii) timely file the Registration Statement or (iii) make the payment of any fees and/or liquidated damages under this Debenture, the Purchase Agreement or the Registration Rights Agreement, which failure in the case of items (i) and (iii) of this Section 2.1(e) is not remedied within seven (7) business days after the occurrence thereof; or

        (f) while the Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the Holder for sale of the Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of ten (10) consecutive Trading Days or for an aggregate of thirty (30) days within a twelve
(12) month period, provided that the cause of such lapse or unavailability is not due to factors solely within the control of Holder; or

        (g) default shall be made in the performance or observance of (i) any covenant, condition or agreement contained in this Debenture (other than as set forth in clause (e) of this Section 2.1) and such default is not fully cured within seven (7) business days after the occurrence thereof or (ii) any material covenant, condition or agreement contained in the Purchase Agreement or the Registration Rights Agreement which is not covered by any other provisions of this Section 2.1 and such default is not fully cured within seven (7) business days after the occurrence thereof; or

        (h) any material representation or warranty made by the Maker herein or in the Purchase Agreement or the Registration Rights Agreement shall prove to have been false or incorrect or breached in a material respect on the date as of which made; or

        (i) the Maker shall issue any debt securities which are not subordinate to this Debenture on such terms as are acceptable to the Holders of a majority of the outstanding principal amount of this Debenture and the other Debentures purchased under the Purchase Agreement; or

        (j) the Maker shall (i) default in any payment of any amount or amounts
(x) of principal of or interest on any Indebtedness (other than the Indebtedness hereunder) the aggregate principal amount of which Indebtedness is in excess of $250,000 or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness the aggregate principal amount of which Indebtedness is in excess of $250,000 or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such Indebtedness to cause with the giving of notice if required, such Indebtedness to become due prior to its stated maturity; or

        (k) the Maker shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), (iv) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors' rights generally, (v) acquiesce in writing to any petition filed against it in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), or (vi) take any action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing; or

        (l) a proceeding or case shall be commenced in respect of the Maker, without its application or consent, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets in connection with the liquidation or dissolution of the Company or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i),
(ii) or (iii) shall continue undismissed, or unstayed and in effect, for a period of sixty (60) days or any order for relief shall be entered in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic) against the Maker or action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing shall be taken with respect to the Maker and shall continue undismissed, or unstayed and in effect for a period of sixty (60) days; or

        (m) an Event of Default under and as defined in the Other Debentures shall have occurred and be continuing.

        Section 2.2 Remedies Upon An Event of Default. If an Event of Default shall have occurred and shall be continuing, the Holder of this Debenture may at any time at its option (a) declare the entire unpaid principal balance of this Debenture, together with all interest accrued hereon, due and payable, and thereupon, the same shall be accelerated and so due and payable, without presentment, demand, protest, or notice, all of which are hereby expressly unconditionally and irrevocably waived by the Maker; provided, however, that upon the occurrence of an Event of Default described in (i) Sections 2.1 (j),
(k) or (l), the outstanding principal balance and accrued interest hereunder shall be automatically due and payable and (ii) Sections 2.1 (c)-(i), demand the prepayment of this Debenture pursuant to Section 3.10(a) hereof, (b) demand that the principal amount of this Debenture then outstanding and all accrued and unpaid interest thereon shall be converted into shares of Common Stock at a Conversion Price calculated pursuant to Section 3.4 hereof assuming that the date that the Event of Default occurs is the Conversion Date, or (c) exercise or otherwise enforce any one or more of the Holder's rights, powers, privileges, remedies and interests under this Debenture, the Purchase Agreement, the Registration Rights Agreement or applicable law. No course of delay on the part of the Holder shall operate as a waiver thereof or otherwise prejudice the right of the Holder. No remedy conferred hereby shall be exclusive of any other remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

                                   ARTICLE III

                CONVERSION; ANTIDILUTION; REDEMPTION; PREPAYMENT

        Section 3.1 Voluntary Conversion. At any time on or after the Closing Date and up to three (3) years after the Closing Date; provided, however, that such three (3) year period shall be extended (the "Extended Period") for (i) the period of time commencing on the date any event with respect to Sections 2.1(c),
(d), (e), (f), and (g) shall occur and be continuing; (ii) those number of days included in any Blackout Period (as defined in Section 3(n) of the Registration Rights Agreement); and (iii) those number of days that the Registration Statement was not in effect subsequent to the Effectiveness Date (as defined in the Registration Rights Agreement), this Debenture shall be convertible (in whole or in part), at the option of the Holder (the "Conversion Option"), into such number of fully paid and non-assessable shares of Common Stock (the "Conversion Rate") as is determined by dividing (x) that portion of the outstanding principal balance under the Debenture as of such date that the Holder elects to convert by (y) the Conversion Price (as hereinafter defined) then in effect on the date on which the Holder faxes a notice of conversion (the "Conversion Notice"), duly executed, to the Maker (facsimile number (714) 445-4482, Attn.: General Counsel) (the "Conversion Date"), provided, however, that the Conversion Price shall be subject to adjustment as described in Section
3.8 below.

        Section 3.2 Mandatory Conversion. In the event that the Holder of the Debenture has not converted this Debenture in full as of the third (3rd) anniversary of the Closing Date and including any such applicable Extended Period, the portion of the outstanding principal balance remaining under the Debenture as of such date must be converted on such date into shares of Common Stock at the Conversion Rate then in effect on such date.

        Section 3.3 Forced Conversion. The Maker shall have the option to force the Holder and the Other Holders to convert the Debenture and the Other Debentures in full, upon written notice via facsimile to the Holder and the Other Holders (the "Forced Conversion Notice"), at the applicable Conversion Price on a pro rata basis with the Other Debentures as of the date on which the Forced Conversion Notice is transmitted to Holder (the "Forced Conversion Notice Date"), upon the occurrence of the following events: (i) if after twelve (12) months following the Effectiveness Date (as defined in the Registration Rights Agreement) of the Registration Statement the Closing Bid Price for the Common Stock exceeds five dollars ($5.00) for a period of ten (10) consecutive Trading Days; (ii) the shares of Common Stock underlying the Debenture are registered; and (iii) the Registration Statement shall have been continually effective, without lapse, for a period of six (6) months. The delivery by the Holder and the Other Holders of the original Debenture and the Other Debentures and the delivery by Maker of a certificate or certificates representing the shares of Common Stock being issued upon conversion shall be in accordance with, and subject to Section 3.5 herein.

        Section 3.4 Conversion Price.

            (a) The term "Conversion Price" shall mean a price equal to the lesser of (i) the Fixed Conversion Price (as hereinafter defined) and (ii) 80% of the average of the five (5) lowest Closing Bid prices for the ten (10) Trading Days ending on the Trading Day immediately prior to the Conversion Date, except that if during any period (a "Black-out Period"), a Holder is unable to trade any Common Stock issued or issuable upon conversion of the Debentures due to the postponement of filing or delay or suspension of effectiveness of the Registration Statement or because the Maker has otherwise informed such Holder that an existing prospectus cannot be used at that time in the sale or transfer of such Common Stock, such Holder shall have the option but not the obligation on any Conversion Date within ten (10) Trading Days following the expiration of the Black-out Period of using the Conversion Price applicable on such Conversion Date or any Conversion Price selected by such Holder that would have been applicable had such Conversion Date been at any earlier time during the Black-out Period or within the ten (10) Trading Days thereafter.

            (b) The term "Fixed Conversion Price" shall mean a price equal to the lesser of (i) $0.70 and (ii) the average of the Closing Bid Price for the five (5) Trading Days ending on the Trading Day immediately prior to the Closing Date.

            (c) The term "Closing Bid Price" means on any particular date (a) the closing bid price of the Common Stock on such date on The Nasdaq National Market, The Nasdaq Small-Cap Market, the OTC Bulletin Board, or other registered national stock exchange on which the Common Stock is then listed or if there is no such price on such date, then the closing bid price on such exchange or quotation system on the date nearest preceding such date, or (b) if the Common Stock is not listed then on The Nasdaq National Market, The Nasdaq Small-Cap Market, or any registered national stock exchange, the closing bid price for a share of Common Stock in the over-the-counter market, as reported by Nasdaq or in the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the Common Stock is not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the Holder, or (d) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by an Independent Appraiser (as defined in Section 4.13 hereof) selected in good faith by the Holders of a majority in interest of the Debentures; provided, however, that the Maker, after receipt of the determination by such Independent Appraiser, shall have the right to select an additional Independent Appraiser, in which case, the fair market value shall be equal to the average of the determinations by each such Independent Appraiser; and provided, further that all determinations of the per share fair market value based on the Closing Bid Price shall be appropriately adjusted for any stock dividends, stock splits or other similar transactions during such period. The determination of fair market value by an Independent Appraiser shall be based upon the fair market value of the Issuer determined on a going concern basis as between a willing buyer and a willing seller and taking into account all relevant factors determinative of value, and shall be final and binding on all parties. In determining the fair market value of any shares of Common Stock, no consideration shall be given to any restrictions on transfer of the Common Stock imposed by agreement or by federal or state securities laws, or to the existence or absence of, or any limitations on, voting rights.

        Section 3.5 Mechanics of Conversion.

        (a) Not later than three (3) Trading Days after any Conversion Date, the Maker will (1) deliver to the applicable Holder that number of shares of Common Stock being acquired upon the conversion of the Debenture at such Holder's option by (A) express courier of a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those required by Section 5.1 of the Purchase Agreement) or (B) DWAC, in which case such Holder shall provide its DWAC account information to the Maker, and (2) one or more certificates representing the amount of Debentures not converted. The Holder may only elect to receive the shares of Common Stock by DWAC in connection with a sale of such shares of Common Stock by the Holder. Within three (3) Trading Days of the Conversion Date, the Holder shall also deliver the original Conversion Notice and the original Debenture to the Maker. If in the case of any Conversion Notice the Maker does not deliver such certificate or certificates to or as directed by the applicable Holder by the third Trading Day after the Conversion Date (the "Delivery Date"), the Holder shall be entitled to Liquidated Damages (as defined in Section 3.5(b) herein) in the amounts described in Sections 3.5(b) and (c) shall be payable through the date until receipt of such certificate or certificates by the Holder.

        (b) The Maker understands that a delay in the delivery of the shares of Common Stock upon conversion of the Debentures and failure to deliver certificates representing the unconverted shares of the Debentures beyond the Delivery Date could result in economic loss to the Holder. If the Maker fails to deliver to the Holder such certificate or certificates pursuant to this Section by the Delivery Date, the Maker shall pay to such Holder as liquidated damages and not as a penalty ("Liquidated Damages"), at the option of the Holder, in shares of Common Stock, to be issued upon the same terms as the Conversion Shares, or in cash, an amount per Trading Day for each Trading Day until such certificates are delivered, together with interest on such amount at a rate of 9% per annum, accruing until such amount and any accrued interest thereon is paid in full, equal to (a) if the aggregate principal amount of the Debentures requested to be converted is $50,000 or more, the greater of (i) $2,000, and
(ii) (A) 1% of the aggregate principal amount of the Debentures requested to be converted for the first five (5) Trading Days after the Delivery Date and (B) 2% of the aggregate principal amount of the Debentures requested to be converted for each Trading Day thereafter; and (b) if the aggregate principal amount of the Debentures requested to be converted is less than $50,000, (i) 1% of the aggregate principal amount of the Debentures requested to be converted for the first five (5) Trading Days after the Delivery Date and (ii) 2% of the aggregate principal amount of the Debentures requested to be converted for each Trading Day thereafter. Nothing herein shall limit a Holder's right to pursue actual damages for the Maker's failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein (including, without limitation, damages relating to any purchase of shares of Common Stock by such Holder to make delivery on a sale effected in anticipation of receiving certificates representing shares of Common Stock upon conversion, such damages to be in an amount equal to (A) the aggregate amount paid by such Holder for the shares of Common Stock so purchased minus (B) the aggregate amount of net proceeds, if any, received by such Holder from the sale of the shares of Common Stock issued by the Maker pursuant to such conversion), and such Holder shall have the right to pursue all remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief). Notwithstanding anything to the contrary contained herein, the Holder shall be entitled to withdraw a Conversion Notice, and upon such withdrawal the Maker shall only be obligated to pay the Liquidated Damages accrued in accordance with this Section 3.5(b) through the date the Conversion Notice is withdrawn.

        (c) In addition to any other rights available to the Holder, if the Maker fails to deliver to the Holder of such certificate or certificates pursuant to Section 3.5(a) by the Delivery Date and if after the Delivery Date the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which the Holder anticipated receiving upon such conversion (a "Buy-In"), then the Maker shall pay in cash to the Holder (in addition to any remedies available to or elected by the Holder) the amount by which (A) the Holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (B) the aggregate principal amount of the Debentures for which such conversion was not timely honored, together with interest thereon at a rate of 9% per annum, accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty). For example, if the Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of $10,000 aggregate principal amount of the Debentures, the Maker shall be required to pay the Holder $1,000, plus interest. The Holder shall provide the Maker written notice indicating the amounts payable to the Holder in respect of the Buy-In.

        Section 3.6 Ownership Cap. Notwithstanding anything to the contrary set forth in Section 3 of this Debenture, at no time may a holder of this Debenture convert this Debenture if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by such holder at such time, the number of shares of Common Stock which would result in such holder owning more than 9.99% of all of the Common Stock outstanding at such time; provided, however, that upon a holder of this Debenture providing the Company with 75 days notice (pursuant to Section
4.1 hereof) (the "Waiver Notice") that such holder would like to waive this
Section 3.6 with regard to any or all shares of Common Stock issuable upon conversion of this Debenture, this Section 3.6 will be of no force or effect with regard to all or a portion of the Debenture referenced in the Waiver Notice.

        Section 3.7 Exchange Cap. Notwithstanding anything to the contrary set forth in Section 3 of this Debenture and as long as the Common Stock is listed on Nasdaq, the Maker shall not be obligated to issue any shares of Common Stock upon conversion of this Debenture and any shares of Common Stock upon exercise of the Warrants, if the issuance of such shares of Common Stock would exceed ________________ (the "Exchange Cap"). The Exchange Cap equals 19.999% of the number of shares of Common Stock outstanding on the date immediately prior to the Closing Date. If the conversion of all or a portion of this Debenture and the other Debentures issued to the other Purchasers pursuant to the Purchase Agreement, together with shares of Common Stock issued upon exercise of the Warrants, would result in the issuance of shares of Common Stock which in the aggregate will equal or exceed 15% of the number of shares of Common Stock issued and outstanding on the date immediately prior to the Closing Date, the Maker must (i) immediately seek from Nasdaq a waiver from the applicable rules or regulations of Nasdaq for issuances of Common Stock in excess of the Exchange Cap, or (ii) within thirty (30) days from the date the Maker determined and notified Holders that future conversion of the Debenture or exercise of the Warrants would result in the issuance of shares of Common Stock in excess of the Exchange Cap, file a proxy statement in order to seek approval of the stockholders of the Maker as required by the applicable rules or regulations of Nasdaq for issuances of Common Stock in excess of the Exchange Cap. Until such approval or waiver is obtained no Holder shall be issued, upon conversion of the Debenture, shares of Common Stock in an amount greater than the product of (i) the Exchange Cap amount multiplied by (ii) a fraction, the numerator of which is the amount of the Debenture purchased by the Holder, and the denominator of which is the aggregate amount of the Debenture and the Other Debentures purchased by the Holder and the Other Holders, jointly, upon conversion of all of the Debenture and the Other Debentures (the "Cap Allocation Amount"). In the event the Holder shall convert the Debenture into a number of shares of Common Stock which, in the aggregate is less than the Cap Allocation Amount for the Holder, then the difference between the Cap Allocation Amount and the number of shares of Common Stock actually issued to the Holder shall be allocated to the Cap Allocation Amount of the Other Holders of the Other Debentures on a pro rata basis in proportion to the amounts of the Other Debentures then held by the Other Holders. If the Maker obtains the approval of stockholders as required under the rules and regulations of Nasdaq, the Maker shall be obligated to issue upon conversion of this Debenture and the Other Debentures and exercise of the Warrants, in the aggregate, shares of Common Stock in excess of the Exchange Cap. If the Maker does not obtain the waiver of Nasdaq or the approval of stockholders as required under the rules or regulations of Nasdaq or fails to call the stockholder's meeting with the time herein, the Holder shall have the right, at the Holder's option, to require the Maker to prepay, subject to the terms of section 3.9 (a) below, all or a portion of this Debenture which the Maker is unable to convert (the "Mandatory Redemption") , at a cash price equal to the applicable Redemption Price set forth in section 3.9(b) (the "Mandatory Redemption Price").

        Section 3.8   Adjustment of Conversion Price.

        (a) The Fixed Conversion Price shall be subject to adjustment from time to time as follows:

            (i) Adjustments for Stock Splits and Combinations. If the Maker shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding Common Stock, the applicable Fixed Conversion Price in effect immediately prior to the stock split shall be proportionately decreased. If the Maker shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the applicable Fixed Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustments under this Section 3.8(a)(i) shall be effective at the close of business on the date the stock split or combination occurs.

            (ii) Adjustments for Certain Dividends and Distributions. If the Maker shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the applicable Fixed Conversion Price in effect immediately prior to such event shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying, as applicable, the applicable Fixed Conversion Price then in effect by a fraction:

                (1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

                (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

            (iii) Adjustment for Other Dividends and Distributions. If the Maker shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Fixed Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holders of the Debentures shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Maker which they would have received had their Debentures been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 3.8(a)(iii) with respect to the rights of the holders of the Debentures.

            (iv) Adjustments for Reclassification, Exchange or Substitution. If the Common Stock issuable upon conversion of the Debentures at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 3.8(a)(i),
(ii) and (iii), or a reorganization, merger, consolidation, or sale of assets provided for in Section 3.8(a)(v)), then, and in each event, an appropriate revision to the Fixed Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that the holder of each of the Debentures shall have the right thereafter to convert such Debenture into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such Debenture might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

            (v) Adjustments for Reorganization, Merger, Consolidation or Sales of Assets. If at any time or from time to time after the Issuance Date there shall be a capital reorganization of the Maker (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in Section 3.8(a)(i), (ii) and (iii), or a reclassification, exchange or substitution of shares provided for in Section 3.8(a)(iv)), or a merger or consolidation of the Maker with or into another corporation, or the sale of all or substantially all of the Maker's properties or assets to any other person (an "Organic Change"), then as a part of such Organic Change an appropriate revision to the Fixed Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holder of each Debenture shall have the right thereafter to convert such Debenture into the kind and amount of shares of stock and other securities or property of the Maker or any successor corporation resulting from Organic Change. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3.8(a)(v) with respect to the rights of the holders of the Debentures after the Organic Change to the end that the provisions of this
Section 3.8(a)(v) (including any adjustment in the applicable Conversion Price then in effect and the number of shares of stock or other securities deliverable upon conversion of the Debentures) shall be applied after that event in as nearly an equivalent manner as may be practicable.

            (vi) Adjustments for Issuance of Additional Shares of Common Stock. If the Maker, at any time after the Issuance Date, shall issue any additional shares of Common Stock (otherwise than as provided in the foregoing subsections
(i) through (v) of this Section 3.8) (the "Additional Shares of Common Stock"), at a price per share less than the applicable Fixed Conversion Price then in effect or without consideration, then the applicable Fixed Conversion Price upon each such issuance shall be adjusted to that price (rounded to the nearest cent) determined by multiplying the applicable Fixed Conversion Price then in effect by a fraction:

                (1) the numerator of which shall be equal to the sum of (A) the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Shares of Common Stock plus (B) the number of shares of Common Stock (rounded to the nearest whole share) which the aggregate consideration for the total number of such Additional Shares of Common Stock so issued would purchase at a price per share equal to the applicable Fixed Conversion Price then in effect, and

                (2) the denominator of which shall be equal to the number of shares of Common Stock outstanding immediately after the issuance of such Additional Shares of Common Stock.

The provisions of this subsection (vi) shall not apply: (A) under any of the circumstances for which an adjustment is provided in subsections (i), (ii),
(iii), (iv) or (v) of this Section 3.8(a); (B) to the issuance of any shares of Common Stock upon conversion of the Debentures; (C) to the issuance of any shares of Common Stock upon exercise of the Warrants issued pursuant to the Purchase Agreement; (D) to the issuance of any shares of Common Stock upon exercise of stock options granted under the Maker's stock option plan or options granted under employment agreements; (E) to the exchange of shares of Common Stock of the Maker for assets; (F) to the issuance of any shares of Common Stock in connection with a public firm commitment underwritten offering at market; (G) to the issuance of shares of Common Stock pursuant to fee arrangements with SG Cowen & Co. and UBS Warburg, LLP, so long as the registration statement registering such shares of Common Stock is not declared effective within thirty
(30) days of the Effectiveness Date of the Registration Rights Agreement; and
(H) to the sale of shares of Common Stock, the proceeds of which are used to exercise the Maker's redemption rights as set forth in Section 3.9 hereof. No adjustment of the applicable Fixed Conversion Price shall be made under this subsection (a)(vi) upon the issuance of any Additional Shares of

Common Stock which are issued pursuant to any Common Stock Equivalent (as defined below) if upon the issuance of such Common Stock Equivalent (x) any adjustment shall have been made pursuant to subsection (vii) of this Section 3.8(a) or (y) no adjustment was required pursuant to subsection (vii) of this
Section 3.8(a). No adjustment of the applicable Fixed Conversion Price shall be made under this subsection (vi) in an amount less than $.01 per share, but any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment, if any, which together with any adjustments so carried forward shall amount to $.01 per share or more; provided that upon any adjustment of the applicable Fixed Conversion Price as a result of any dividend or distribution payable in Common Stock or Convertible Securities (as defined below) or the reclassification, subdivision or combination of Common Stock into a greater or smaller number of shares, the foregoing figure of $.01 per share (or such figure as last adjusted) shall be adjusted (to the nearest one-half cent) in proportion to the adjustment in the applicable Fixed Conversion Price.

            (vii) Issuance of Common Stock Equivalents. If the Maker, at any time after the Issuance Date, shall issue any securities convertible into or exchangeable for, directly or indirectly, Common Stock ("Convertible Securities"), other than this Debenture or Holder's Warrant, or any rights or warrants or options to purchase any such Common Stock or Convertible Securities, shall be issued or sold (collectively, the "Common Stock Equivalents") and the price per share for which Additional Shares of Common Stock may be issuable thereafter pursuant to such Common Stock Equivalent shall be less than the applicable Fixed Conversion Price then in effect, or if, after any such issuance of Common Stock Equivalents, the price per share for which Additional Shares of Common Stock may be issuable thereafter is amended or adjusted, and such price as so amended shall be less than the applicable Fixed Conversion Price in effect at the time of such amendment, then the applicable Fixed Conversion Price upon each such issuance or amendment shall be adjusted as provided in the first sentence of subsection (vi) of this Section 3.8(a) on the basis that (1) the maximum number of Additional Shares of Common Stock issuable pursuant to all such Common Stock Equivalents shall be deemed to have been issued (whether or not such Common Stock Equivalents are actually then exercisable, convertible or exchangeable in whole or in part) as of the earlier of (A) the date on which the Maker shall enter into a firm contract for the issuance of such Common Stock Equivalent, or (B) the date of actual issuance of such Common Stock Equivalent, and (2) the aggregate consideration for such maximum number of Additional Shares of Common Stock shall be deemed to be the minimum consideration received or receivable by the Maker for the issuance of such Additional Shares of Common Stock pursuant to such Common Stock Equivalent. No adjustment of the applicable Fixed Conversion Price shall be made under this subsection (vii) upon the issuance of any Convertible Security which is issued pursuant to the exercise of any warrants or other subscription or purchase rights therefor, if any adjustment shall previously have been made to the exercise price of such warrants then in effect upon the issuance of such warrants or other rights pursuant to this subsection (vii). If no adjustment is required under this subsection (vii) upon issuance of any Common Stock Equivalent or once an adjustment is made under this subsection (vii) based upon the Closing Bid Price in effect on the date of such adjustment, no further adjustment shall be made under this subsection (vii) based solely upon a change in the Closing Bid Price after such date.

            (viii) Consideration for Stock. In case any shares of Common Stock or any Common Stock Equivalents shall be issued or sold:

                (1) in connection with any merger or consolidation in which the Maker is the surviving corporation (other than any consolidation or merger in which the previously outstanding shares of Common Stock of the Maker shall be changed to or exchanged for the stock or other securities of another corporation), the amount of consideration therefore shall be, deemed to be the fair value, as determined reasonably and in good faith by the Board of Directors of the Maker, of such portion of the assets and business of the nonsurviving corporation as such Board may determine to be attributable to such shares of Common Stock, Convertible Securities, rights or warrants or options, as the case may be; or

                (2) in the event of any consolidation or merger of the Maker in which the Maker is not the surviving corporation or in which the previously outstanding shares of Common Stock of the Maker shall be changed into or exchanged for the stock or other securities of another corporation, or in the event of any sale of all or substantially all of the assets of the Maker for stock or other securities of any corporation, the Maker shall be deemed to have issued a number of shares of its Common Stock for stock or securities or other property of the other corporation computed on the basis of the actual exchange ratio on which the transaction was predicated, and for a consideration equal to the fair market value on the date of such transaction of all such stock or securities or other property of the other corporation. If any such calculation results in adjustment of the applicable Fixed Conversion Price, or the number of shares of Common Stock issuable upon conversion of the Debentures, the determination of the applicable Fixed Conversion Price or the number of shares of Common Stock issuable upon conversion of the Debentures immediately prior to such merger, consolidation or sale, shall be made after giving effect to such adjustment of the number of shares of Common Stock issuable upon conversion of the Debentures.

            (b) Record Date. In case the Maker shall take record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase Common Stock or Convertible Securities, then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.

            (c) Certain Issues Excepted. Anything herein to the contrary notwithstanding, the Maker shall not be required to make any adjustment of the number of shares of Common Stock issuable upon conversion of the Debentures upon the grant after the Issuance Date of, or the exercise after the Issuance Date of, options or warrants or rights to purchase shares of Common Stock under the Maker's existing stock option plan or options granted under employment agreements.

            (d) No Impairment. The Maker shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Maker, but will at all times in good faith, assist in the carrying out of all the provisions of this
Section 3.8 and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of the Holder against impairment. In the event a Holder shall elect to convert any Debentures as provided herein, the Maker cannot refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, violation of an agreement to which such Holder is a party or for any reason whatsoever, unless, an injunction from a court, on notice, restraining and or adjoining conversion of all or of said Debentures shall have issued and the Maker posts a surety bond for the benefit of such Holder in an amount equal to 130% of the amount of the Debentures the Holder has elected to convert, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder in the event it obtains judgment.

            (e) Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Fixed Conversion Price or number of shares of Common Stock issuable upon conversion of this Debenture pursuant to this Section 3.8, the Maker at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Holder a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Maker shall, upon written request of the Holder, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the applicable Fixed Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of this Debenture. Notwithstanding the foregoing, the Maker shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent (1%) of such adjusted amount.

            (f) Issue Taxes. The Maker shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of this Debenture pursuant thereto; provided, however, that the Maker shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

            (g) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of this Debenture. In lieu of any fractional shares to which the Holder would otherwise be entitled, the Maker shall pay cash equal to the product of such fraction multiplied by the average of the Closing Bid Prices of the Common Stock for the five (5) consecutive Trading Days immediately preceding the Conversion Date.

            (h) Reservation of Common Stock. The Maker shall at all times when this Debenture shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of this Debenture and all interest accrued thereon; provided that the number of shares of Common Stock so reserved shall at no time be less than 200% of the number of shares of Common Stock for which this Debenture and all interest accrued thereon are at any time convertible. The Maker shall, from time to time in accordance with the Delaware General Corporation Law, as amended, increase the authorized number of shares of Common Stock if at any time the unissued number of authorized shares shall not be sufficient to satisfy the Maker's obligations under this Section 3.8(h).

            (i) Regulatory Compliance. If any shares of Common Stock to be reserved for the purpose of conversion of this Debenture or any interest accrued thereon require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Maker shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

        Section 3.9 Redemption.

        (a) The Maker may, at its option, redeem all or any portion of the outstanding principal amount of this Debenture and the Other Debentures, and pay the accrued and unpaid interest thereon upon five (5) business days prior written notice to the Holder and the Other Holders (the "Redemption Notice") at the redemption price set forth in subparagraph (b) below. The Maker may not deliver a Redemption Notice to the Holder and the Other Holders unless the Maker has good and clear funds for a minimum of the amount it intends to redeem in a bank account controlled by the Maker; provided that, if the redemption is expected to be made contemporaneously with the closing of a public offering of the Maker then the Maker may not have good and clear funds in a bank account at the time of the Redemption Notice Date, and accordingly, the Maker may not send the Redemption Notice earlier than one (1) Trading Day prior to the date the public offering is priced. The Redemption Notice shall state the date of redemption (the "Redemption Date"), the Redemption Price (as hereinafter defined), the amount of the Debenture and the Other Debentures to be redeemed, the amount of accrued and unpaid interest through the Redemption Date and shall call upon the Holder and the Other Holders to surrender to the Maker on the Redemption Date at the place designated in the Redemption Notice the redeemed Debenture and Other Debentures. The Redemption Date shall be no more than five
(5) Trading Days after the date on which the Holder is notified of the Maker's intent to redeem the Debenture (the "Redemption Notice Date"). If the Maker fails to pay the Redemption Price by the sixth Trading Day following the Redemption Notice Date or in the case of a public offering, the closing of the public offering, the redemption will be declared null and void and the Maker shall lose its right to deliver a Redemption Notice to the Holder in the future. On or after the Redemption Date, the Holder and the Other Holders shall surrender the Debenture and the Other Debentures called for redemption to the Maker at the place designated in the Redemption Notice and shall thereupon be entitled to receive payment of their pro rata share of the applicable Redemption Price. Subject to the notice requirement of the immediately following sentence, the Holder and the Other Holders shall be entitled to convert up to a maximum of fifty percent (50%) of the amount of the Debenture and the Other Debentures, respectively, called for redemption. If the Holder and the Other Holders elect to convert the Debenture and the Other Debentures, respectively, after receipt of the Redemption Notice, the Maker must receive such Conversion Notice within one (1) business day from the time the Redemption Notice is received by the Holder and the Other Holders.

        (b) Subject to the terms of Section 3.9(a) above, the Maker shall have the option to redeem all or a portion of the Debentures at a cash price equal to:

            (i) 105% of the principal amount of the Debenture outstanding plus any accrued but unpaid interest, and/or Liquidated Damages outstanding as of the Redemption Date, if the redemption occurs within 60 days from the Closing Date;

            (ii) 110% of the principal amount of the Debenture outstanding plus any accrued but unpaid interest, and/or Liquidated Damages outstanding as of the Redemption Date, if the redemption occurs between 61 and 120 days from the Closing Date;

            (iii) 115% of the principal amount of the Debenture outstanding plus any accrued but unpaid interest, and/or Liquidated Damages outstanding as of the Redemption Date, if the redemption occurs between 121 and 180 days from the Closing Date;

            (iv) 120% of the principal amount of the Debenture outstanding plus any accrued but unpaid interest, and/or Liquidated Damages outstanding as of the Redemption Date, if the redemption occurs 181 or more days after the Closing Date.

        Section 3.10 Prepayment.

            (a) Prepayment Upon an Event of Default. Notwithstanding anything to the contrary contained herein, upon the occurrence of an Event of Default described in Sections 2.1(c)-(i) hereof, the Holder shall have the right, at such Holder's option, to require the Maker to prepay all or a portion of this Debenture at a price equal to the Major Transaction Prepayment Price (as defined in Section 3.10(b) below) applicable at the time of such request. Nothing in this Section 3.10(a) shall limit the Holder's rights under Section 2.2 hereof.

            (b) Prepayment Option Upon Major Transaction. In addition to all other rights of the Holder of the Debenture contained herein, simultaneous with the occurrence of a Major Transaction (as defined below), the Holder shall have the right, at such Holder's option, to require the Maker to prepay all or a portion of such Holder's Debentures at a price equal to the greater of (i) 120% of the aggregate principal amount of the Debentures and (ii) the product of (A) the Conversion Rate and (B) the Closing Bid Price of the Common Stock on the Trading Day immediately preceding such Major Transaction ("Major Transaction Prepayment Price").

            (c) "Major Transaction." A "Major Transaction" shall be deemed to have occurred at such time as any of the following events:

                (i) the consolidation, merger or other business combination of the Maker with or into another Person (as defined in Section 4.13 hereof) (other than (A) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Maker or (B) a consolidation, merger or other business combination in which holders of the Maker's voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities).

                (ii) the sale or transfer of all or substantially all of the Maker's assets; or

                (iii) consummation of a purchase, tender or exchange offer made to the holders of more than 30% of the outstanding shares of Common Stock.

            (d) Mechanics of Prepayment at Option of Holder Upon Major Transaction. No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Major Transaction, but not prior to the public announcement of such Major Transaction, the Maker shall deliver written notice thereof via facsimile and overnight courier ("Notice of Major Transaction") to each holder of the Debentures. At any time after receipt of a Notice of Major Transaction (or, in the event a Notice of Major Transaction is not delivered at least ten (10) days prior to a Major Transaction, at any time within ten (10) days prior to a Major Transaction), any holder of the Debenture then outstanding may require the Maker to prepay, effective immediately prior to the consummation of such Major Transaction, all of the holder's Debentures then outstanding by delivering written notice thereof via facsimile and overnight courier ("Notice of Prepayment at Option of Holder Upon Major Transaction") to the Maker, which Notice of Prepayment at Option of Holder Upon Major Transaction shall indicate
(i) the amount of the Debenture that such holder is electing to have prepaid and
(ii) the applicable Major Transaction Prepayment Price, as calculated pursuant to Section 3.10(b) above.

            (e) Payment of Major Transaction Prepayment Price. Upon the Maker's receipt of a Notice(s) of Prepayment at Option of Holder Upon Major Transaction from the Holder of the Debentures, the Maker shall immediately notify the Holder of the Debentures by facsimile of the Maker's receipt of such Notice(s) of Prepayment at Option of Holder Upon Major Transaction and the Holder shall promptly submit to the Maker such Holder's certificates representing the Debentures which such Holder has elected to have prepaid. The Maker shall deliver the applicable Major Transaction Prepayment Price immediately prior to the consummation of the Major Transaction in the case of a prepayment pursuant to Section 3.10(d); provided that the Holder's certificates representing the Debentures shall have been so delivered to the Maker; provided further that if the Maker is unable to prepay all of the Debentures to be prepaid, the Maker shall prepay an amount from each Holder of the Debentures being prepaid equal to such Holder's pro-rata amount (based on the number of Debentures held by such holder relative to the number of Debentures outstanding) of all Debentures being prepaid. If the Maker shall fail to prepay all of the Debentures submitted for prepayment (other than pursuant to a dispute as to the arithmetic calculation of the Major Transaction Prepayment Price), in addition to any remedy such holder of the Debentures may have under this Debenture and the Purchase Agreement, the Major Transaction Prepayment Price payable in respect of such Debentures not prepaid shall bear interest at the rate of 2% per month (prorated for partial months) until paid in full. Until the Maker pays such unpaid Major Transaction Prepayment Price in full to a holder of the Debentures submitted for prepayment, such holder shall have the option (the "Void Optional Prepayment Option") to, in lieu of prepayment, require the Maker to promptly return to such holder(s) all of the Debentures that were submitted for prepayment by such holder(s) under this Section 3.10 and for which the Major Transaction Prepayment Price has not been paid, by sending written notice thereof to the Maker via facsimile (the "Void Optional Prepayment Notice"). Upon the Maker's receipt of such Void Optional Prepayment Notice(s) and prior to payment of the full Major Transaction Prepayment Price to such Holder, (i) the Notice(s) of Prepayment at Option of Holder Upon Major Transaction, as the case may be, shall be null and void with respect to those Debentures submitted for prepayment and for which the Major Transaction Prepayment Price has not been paid, (ii) the Maker shall immediately return any

Debentures submitted to the Maker by the Holder for prepayment under this
Section 3.10(e) and for which the Major Transaction Prepayment Price has not been paid and (iii) the Conversion Price of such returned Debentures shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Void Optional Prepayment Notice(s) is delivered to the Maker and (B) the lowest Closing Bid Price during the period beginning on the date on which the Notice(s) of Prepayment of Option of Holder Upon Major Transaction is delivered to the Maker and ending on the date on which the Void Optional Prepayment Notice(s) is delivered to the Maker; provided that no adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect. The Holder's delivery of a Void Optional Prepayment Notice and exercise of the Holders rights following such notice shall not effect the Maker's obligations to make any payments which have accrued prior to the date of such notice. Payments provided for in this Section 3.10 shall have priority to payments to other stockholders in connection with a Major Transaction.

            (f) Prepayment Option. At the sole option of the Holder, the Holder may grant the Maker the option to prepay all or any portion of the outstanding principal amount of this Debenture together with all accrued and unpaid interest thereon within ten (10) days of the Holder granting the option to the Maker. If the Maker elects to exercise the prepayment option, the Maker shall upon five
(5) days prior written notice to the Holder (the "Maker's Prepayment Notice") prepay all or a portion of the outstanding Debentures equal to 115% of the aggregate principal amount of the Debentures plus any accrued but unpaid interest (the "Maker's Prepayment Price"); provided, however, that if the Holder has delivered a Conversion Notice to the Maker or delivers a Conversion Notice after receipt of the Maker's Prepayment Notice, the Debentures designated to be converted may not be prepaid by the Maker; provided further that if during the period between delivery of the Maker's Prepayment Notice and the Maker's Prepayment Date (as defined below), the Holder shall become entitled to deliver a Notice of Prepayment at Option of Holder Upon Major Transaction, then the such rights of the Holder shall take precedence over the previously delivered Maker Prepayment Notice. The Maker's Prepayment Notice shall state the date of prepayment which date shall be the sixth (6th) day after the Maker has delivered the Maker's Prepayment Notice (the "Maker's Prepayment Date"), the Maker's Prepayment Price and the amount of Debentures to be prepaid by the Maker. The Maker shall not send a Maker's Prepayment Notice unless it has good and clear funds for a minimum of the amount Maker intends to prepay in a bank account controlled by the Maker. The Maker shall deliver the Maker's Prepayment Price to the Holder within five (5) business days after the Maker has delivered the Maker's Prepayment Notice, provided, that if the Holder(s) delivers a Conversion Notice before the Maker's Prepayment Date, then the portion of the Maker's Prepayment Price which would be paid to prepay the Debentures covered by such Conversion Notice shall be returned to the Maker upon delivery of the Common Stock issuable in connection with such Conversion Notice to the Holder(s). On the Maker's Prepayment Date, the Maker shall pay the Maker's Prepayment Price, subject to any adjustment pursuant to the immediately preceding sentence, to the Holder(s) on a pro rata basis, provided, however, that upon receipt by Maker of the certificates representing the Debentures to be prepaid pursuant to this
Section 3.10(f), the Maker shall, on the next business day following the date of receipt by the Maker of such certificates representing the Debentures, pay the Maker's Prepayment Price to the Holder(s) on a pro rata basis. If the Maker fails to pay the Maker's Prepayment Price by the sixth (6th) business day after the Maker has delivered the Maker's Prepayment Notice, the prepayment will be declared null and void and the Maker shall lose its right to serve a Maker 's Prepayment Notice pursuant to this Section 3.10(f) in the future.

        Section 3.11 Inability to Fully Convert.

            (a) Holder's Option if Maker Cannot Fully Convert. If, upon the Maker's receipt of a Conversion Notice, the Maker cannot issue shares of Common Stock registered for resale under the Registration Statement for any reason, including, without limitation, because the Maker (w) does not have a sufficient number of shares of Common Stock authorized and available, (x) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Maker or any of its securities from issuing all of the Common Stock which is to be issued to the Holder pursuant to a Conversion Notice or (y) fails to have a sufficient number of shares of Common Stock registered for resale under the Registration Statement, then the Maker shall issue as many shares of Common Stock as it is able to issue in accordance with the Holder's Conversion Notice and, with respect to the unconverted portion of the Debenture, the Holder, solely at Holder's option, can elect to:

                (i) require the Maker to prepay that portion of the Debenture for which the Maker is unable to issue Common Stock in accordance with the Holder's Conversion Notice (the "Mandatory Prepayment") at a price per share equal to the sum of (A) 120% of the aggregate principal amount of the Debenture as of such Conversion Date, and (B) any accrued, but unpaid interest thereon (the "Mandatory Prepayment Price");

                (ii) if the Maker's inability to fully convert is pursuant to
Section 3.11(a)(y) above, require the Maker to issue restricted shares of Common Stock equal to one hundred twenty percent (120%) of the number of shares of Common Stock the Maker is unable to deliver in accordance with such holder's Conversion Notice;

                (iii) void its Conversion Notice and retain or have returned, as the case may be, the Debenture that was to be converted pursuant to the Conversion Notice (provided that the Holder's voiding its Conversion Notice shall not effect the Maker's obligations to make any payments which have accrued prior to the date of such notice).

            (b) Mechanics of Fulfilling Holder's Election. The Maker shall immediately send via facsimile to the Holder, upon receipt of a facsimile copy of a Conversion Notice from the Holder which cannot be fully satisfied as described in Section 3.11(a) above, a notice of the Maker's inability to fully satisfy the Conversion Notice (the "Inability to Fully Convert Notice"). Such Inability to Fully Convert Notice shall indicate (i) the reason why the Maker is unable to fully satisfy such holder's Conversion Notice, (ii) the amount of the Debenture which cannot be converted and (iii) the applicable Mandatory Prepayment Price. The Holder shall notify the Maker of its election pursuant to
Section 3.11(a) above by delivering written notice via facsimile to the Maker ("Notice in Response to Inability to Convert").

            (c) Payment of Mandatory Prepayment Price. If the Holder shall elect to have its shares prepaid pursuant to Section 3.11(a)(i) above, the Maker shall pay the Mandatory Prepayment Price in cash to the Holder within five (5) days of the Maker's receipt of the Holder's

Notice in Response to Inability to Convert, provided that prior to the Maker's receipt of the Holder's Notice in Response to Inability to Convert the Maker has not delivered a notice to the Holder stating, to the satisfaction of the Holder, that the event or condition resulting in the Mandatory Prepayment has been cured and all Conversion Shares issuable to the Holder can and will be delivered to the Holder in accordance with the terms of this Debenture. If the Maker shall fail to pay the applicable Mandatory Prepayment Price to the Holder on a timely basis as described in this Section 3.11(c) (other than pursuant to a dispute as to the determination of the arithmetic calculation of the Mandatory Prepayment Price), in addition to any remedy the Holder may have under this Debenture and the Purchase Agreement, such unpaid amount shall bear interest at the rate of 2% per month (prorated for partial months) until paid in full. Until the full Mandatory Prepayment Price is paid in full to the Holder, the Holder may (i) void the Mandatory Prepayment with respect to that portion of the Debenture for which the full Mandatory Prepayment Price has not been paid, (ii) receive back such Debenture, and (iii) require that the Conversion Price of such returned Debenture be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Holder voided the Mandatory Prepayment and (B) the lowest Closing Bid Price during the period beginning on the Conversion Date and ending on the date the Holder voided the Mandatory Prepayment.

        Section 3.12 No Rights as Shareholder. Nothing contained in this Debenture shall be construed as conferring upon the Holder, prior to the conversion of this Debenture, the right to vote or to receive dividends or to consent or to receive notice as a shareholder in respect of any meeting of shareholders for the election of directors of the Maker or of any other matter, or any other rights as a shareholder of the Maker.

        Section 3.13 Other Debentures. This Debenture is one of the Debentures referred to in the Purchase Agreement. Any and all conversions, payments, prepayments or redemptions of this Debenture at the option of the Maker shall be made on a pro rata basis with the Other Debentures. The Maker shall promptly notify the Holder of this Debenture of any notices sent or received, or any actions taken with respect to the Other Debentures.

                                   ARTICLE IV

                                  MISCELLANEOUS

        Section 4.1 Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery by telex (with correct answer back received), telecopy or facsimile at the address or number designated in the Purchase Agreement (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The Maker will give written notice to the Holder at least twenty (20) days prior to the date on which the Maker closes its books or takes a record (x) with respect to any dividend or distribution upon the Common Stock, (y) with respect to any pro rata subscription offer to holders of Common Stock or (z) for determining rights to vote with respect to any Organic Change, dissolution, liquidation or winding-up and in no event shall such notice be provided to such holder prior to such information being made known to the public. The Maker will also give written notice to the Holder at least twenty (20) days prior to the date on which any Organic Change, dissolution, liquidation or winding-up will take place and in no event shall such notice be provided to the Holder prior to such information being made known to the public.

        Section 4.2 Governing Law. This Debenture shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the choice of law provisions. This Debenture shall not be interpreted or construed with any presumption against the party causing this Debenture to be drafted.

        Section 4.3 Headings. Article and section headings in this Debenture are included herein for purposes of convenience of reference only and shall not constitute a part of this Debenture for any other purpose.

        Section 4.4 Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Debenture shall be cumulative and in addition to all other remedies available under this Debenture, at law or in equity (including, without limitation, a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Maker to comply with the terms of this Debenture. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Maker (or the performance thereof). The Maker acknowledges that a breach by it of its obligations hereunder will cause irreparable and material harm to the Holder and that the remedy at law for any such breach may be inadequate. Therefore the Maker agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available rights and remedies, at law or in equity, to seek and obtain such equitable relief, including but not limited to an injunction restraining any such breach or threatened breach, without the necessity of showing economic loss and without any bond or other security being required.

        Section 4.5 Enforcement Expenses. The Maker agrees to pay all costs and expenses of enforcement of this Debenture, including, without limitation, reasonable attorneys' fees and expenses.

        Section 4.6 Binding Effect. The obligations of the Maker and the Holder set forth herein shall be binding upon the successors and assigns of each such party, whether or not such successors or assigns are permitted by the terms hereof.

        Section 4.7 Amendments. This Debenture may not be modified or amended in any manner except in writing executed by the Maker and the Holder.

        Section 4.8 Compliance with Securities Laws. The Holder of this Debenture acknowledges that this Debenture is being acquired solely for the Holder's own account and not as a nominee for any other party, and for investment, and that the Holder shall not offer, sell or otherwise dispose of this Debenture. This Debenture and any Debenture issued in substitution or replacement therefore shall be stamped or imprinted with a legend in substantially the following form:

        " THIS DEBENTURE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF SUCH REGISTRATION OR RECEIPT BY THE MAKER OF AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE REASONABLY ACCEPTABLE TO THE MAKER) IN THE FORM, SUBSTANCE AND SCOPE REASONABLY SATISFACTORY TO THE MAKER THAT THIS DEBENTURE MAY BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF, UNDER AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND SUCH STATE SECURITIES LAWS."

        Section 4.9 Consent to Jurisdiction. Each of the Maker and the Holder
(i) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court sitting in the Southern District of New York and the courts of the State of New York located in New York county for the purposes of any suit, action or proceeding arising out of or relating to this Debenture and
(ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Maker and the Holder consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under the Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 4.9 shall affect or limit any right to serve process in any other manner permitted by law. Each of the Maker and the Holders hereby agree that the prevailing party in any suit, action or proceeding arising out of or relating to the Debenture and the Other Debentures, the Purchase Agreement, the Registration Rights Agreement and the Warrants, shall be entitled to reimbursement for reasonable legal fees from the non-prevailing party.

        Section 4.10 Parties in Interest. This Debenture shall be binding upon, inure to the benefit of and be enforceable by the Maker, the Holder and their respective successors and permitted assigns.

        Section 4.11 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

        Section 4.12 Maker Waivers. Except as otherwise specifically provided herein, the Maker and all others that may become liable for all or any part of the obligations evidenced by this Debenture, hereby waive presentment, demand, notice of nonpayment, protest and all other demands' and notices in connection with the delivery, acceptance, performance and enforcement of this Debenture, and do hereby consent to any number of renewals of extensions of the time or payment hereof and agree that any such renewals or extensions may be made without notice to any such persons and without affecting their liability herein and do further consent to the release of any person liable hereon, all without affecting the liability of the other persons, firms or Maker liable for the payment of this Debenture, AND DO HEREBY WAIVE TRIAL BY JURY.

        (a) No delay or omission on the part of the Holder in exercising its rights under this Debenture, or course of conduct relating hereto, shall operate as a waiver of such rights or any other right of the Holder, nor shall any waiver by the Holder of any such right or rights on any one occasion be deemed a waiver of the same right or rights on any future occasion.

        (b) THE MAKER ACKNOWLEDGES THAT THE TRANSACTION OF WHICH THIS DEBENTURE IS A PART IS A COMMERCIAL TRANSACTION, AND TO THE EXTENT ALLOWED BY APPLICABLE LAW, HEREBY WAIVES ITS RIGHT TO NOTICE AND HEARING WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH THE HOLDER OR ITS SUCCESSORS OR ASSIGNS MAY DESIRE TO USE.

        Section 4.13 Definitions. For the purposes hereof, the following terms shall have the following meanings:

        "Independent Appraiser" means a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Maker) that is regularly engaged in the business of appraising the Capital Stock or assets of corporations or other entities as going concerns, and which is not affiliated with either the Maker or the Holder of the Debenture.

        "Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

        "Trading Day" " means (a) a day on which the Common Stock is traded on The Nasdaq National Market, The Nasdaq Small-Cap Market, or other registered national stock exchange on which the Common Stock has been listed, or (b) if the Common Stock is not listed on The Nasdaq National Market, The Nasdaq Small-Cap Market, or any registered national stock exchange, a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if the Common Stock is not quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the Common Stock is not listed or quoted as set forth in (a), (b) and (c) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

                              STARBASE CORPORATION


                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:

                                    EXHIBIT A

                               WIRE INSTRUCTIONS.



Payee:
      ---------------------------------------------------------
Bank:
     ----------------------------------------------------------
Address:
        -------------------------------------------------------

        -------------------------------------------------------

Bank No.:
         ------------------------------------------------------
Account No.:
            ---------------------------------------------------
Account Name:
             --------------------------------------------------

                                     FORM OF

                              NOTICE OF CONVERSION

   (To be Executed by the Registered Holder in order to Convert the Debenture)

The undersigned hereby irrevocably elects to convert $ ________________ of the principal amount of the above Debenture No. ___ into shares of Common Stock of STARBASE CORPORATION (the "Maker") according to the conditions hereof, as of the date written below.

Date of Conversion*
                   -------------------------------------------------------------
Applicable Conversion Price *
                             ---------------------------------------------------
Signature
         -----------------------------------------------------------------------
         [Name]

Address:
        ------------------------------------------------------------------------

        ------------------------------------------------------------------------

* This original Notice of Conversion must be received by the Maker by the third business date following the Conversion Date, and, if such conversion represents the remaining principal balance of the Debenture, the original Debenture.